Exhibit 99.1

For Immediate Release

EPL INTERMEDIATE, INC. RECEIVES REQUISITE CONSENTS FOR CONSENT SOLICITATION FOR ITS OUTSTANDING 12 1/2% SENIOR DISCOUNT NOTES DUE 2010

IRVINE, CALIFORNIA – (October 25, 2005) – EPL Intermediate, Inc. (the “Company”) today announced that as of 5:00 p.m. New York City time on October 25, 2005 (the “Consent Time”), it had received valid tenders and consents from holders of approximately $70 million in aggregate principal amount of the Company’s 12 1/2% Senior Discount Notes due 2010 (the “Notes”), representing approximately 100% of the outstanding Notes, in connection with its previously announced cash tender offer and consent solicitation for the Notes, which satisfies the “Requisite Consents,” as defined in the Company’s Offer to Purchase and Consent Solicitation Statement dated October 12, 2005 (the “Offer to Purchase”) and the accompanying Letter of Transmittal and Consent (together, the “Offer Documents”).

With the receipt of the Requisite Consents, the Company will execute a supplemental indenture governing the Notes to eliminate substantially all of the restrictive covenants and events of default in the indenture. The amendments to the supplemental indenture will not become operative until all validly tendered Notes are accepted for purchase by the Company. Consummation of the Company’s tender offer remains conditioned on, among other things, that all of the conditions to the Acquisition (as defined in the Offer to Purchase and Consent Solicitation Statement dated October 12, 2005), other than the successful completion of the Tender Offer and the Consent Solicitation, shall have been satisfied, or waived by our acquiror, and we shall have received applicable financing proceeds to pay the consideration for the Notes purchased in the tender offer. There can be no assurance that any of such conditions will be met.

As previously announced, the total consideration to be paid for each validly tendered Note (which shall include an amount paid in respect of the consent), subject to the terms and conditions of the tender offer and consent solicitation, will be paid in cash at a price equal to 112.50% of the accreted value of the Notes as of the thirtieth day following the settlement date plus a premium of $2.50 per $1,000 principal amount at maturity of Notes. With a settlement date of November 10, 2005, the total consideration shall be $759.83 per $1,000 principal amount of Notes at maturity. Holders who validly tender their Notes by the Consent Time will be eligible to receive the total consideration.

Holders who tender their Notes must consent to the proposed amendments. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Time.

The Company has retained Merrill Lynch & Co. to act as sole Dealer Manager for the tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at (212) 449-4914 (collect) or (888) ML4-TNDR (toll free). Global Bondholder Services Corporation is the Information Agent and can be contacted at (212) 430-3774 (collect) or (866)

387-1500 (toll free). Copies of the Offer Documents and other related documents may be obtained from the Information Agent.

The tender offer and consent solicitation are being made solely on the terms and conditions set forth in the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the indenture. None of the Company, the Dealer Manager or the Information Agent makes any recommendation as to whether holders of the Notes should tender their Notes or consent to the proposed amendments to the indenture and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to consent to the proposed amendments to the indenture and to tender the Notes.

About EPL Intermediate, Inc.

EPL Intermediate is the parent company of El Pollo Loco, Inc. El Pollo Loco, pronounced “L Po-yo Lo-co” and Spanish for “The Crazy Chicken,” is the nation’s leading quick-service restaurant chain specializing in flame-grilled chicken and Mexican-inspired entrees. Founded in Guasave, Mexico in 1975, El Pollo Loco’s long-term success stems from the unique preparation of its award-winning “pollo” - fresh chicken marinated in a special recipe of herbs, spices and citrus juices passed down from the founding family. The marinated chicken is then flame-grilled, hand cut and served hot off the grill with warm tortillas, a wide assortment of side dishes and salsas prepared fresh every day. Rounding out the menu are fresh flavorful entrees inspired by the kitchens of Mexico, including grilled burritos, the original Pollo Bowl®, Pollo Salads, Tacos al Carbon and Quesadillas. For more information, visit www.elpolloloco.com.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements concerning the tender offer and the consent solicitation. These statements are based on the Company’s current expectations and the Company can give no assurance that such expectations will prove to be correct.

Contact:	EPL Intermediate, Inc.
Attention: Joseph Stein, Chief Financial Officer 3333 Michelson Drive, Suite 550 Irvine, CA 92612 (949) 399-2155 jstein@elpolloloco.com